Exhibit 99.1

News Release
L.B. FOSTER REPORTS THIRD QUARTER OPERATING RESULTS

PITTSBURGH, PA, November 7, 2017 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported third quarter 2017 net income of $3.2 million, or $0.31 per diluted share, which includes:

•	Sales increased by 14.7% from the prior year quarter to $131.5 million.

•	Gross profit margin of 20.1% compared to 17.3% in the prior year.

•	New orders increased by 31.3% from the prior year quarter.

•	An increase in backlog of 31.8% from the prior year to $189.6 million.

•
Net cash used by operating activities for the quarter totaled $2.4 million compared to $5.3 million provided in the prior year quarter. The $7.7 million decline is the result of an increase in working capital levels related to inventory increases in the third quarter 2017 in anticipation of a stronger revenue outlook for the fourth quarter 2017.

Third Quarter Results

•
Third quarter net sales of $131.5 million increased by $16.8 million, or 14.7%, compared to the prior year quarter due to increases in each of the three segments: Tubular and Energy Services (Tubular) sales increased 32.3%, Construction Products (Construction) sales increased 12.2%, and Rail Products and Services (Rail) sales increased 9.1%.

•
Gross profit margin was 20.1%, 280 basis points higher than the prior year quarter. Each of the three segments saw increased gross profit margins compared to the prior year. The Tubular segment saw the greatest increase of 1,830 basis points, which was supported by all divisions within the segment. The Construction segment saw a 290 basis point increase, primarily from its Precast Concrete Products division. The Rail segment's gross profit margin increased 80 basis points compared to the prior year, primarily from our North American divisions.

•
Net income for the third quarter 2017 was $3.2 million, or $0.31 per diluted share, compared to a net loss of $6.0 million, or $0.58 per diluted share, last year. Our prior year quarter earnings included impairment charges totaling $6.9 million ($5.9 million net of tax). Excluding the prior year impairment charge of $5.9 million net of tax[1], the 2016 net loss would have totaled less than $0.1 million or less than $0.01 per diluted share.

•	Third quarter Adjusted EBITDA[1] (earnings before interest, taxes, depreciation, amortization, and asset impairments) was $9.9 million compared to $4.1 million in the third quarter of 2016.

•
Selling and administrative expenses in the third quarter increased by $0.4 million, or 2.1%. The increase was primarily comprised of personnel-related costs of $0.8 million and was offset by a $0.5 million reduction in litigation costs for the Union Pacific Rail Road (UPRR) matter.

•	Interest expense was $2.0 million in the third quarter of 2017, compared to $1.5 million in the prior year quarter. The increase was attributable to an increase in interest rates.

•
Net cash used by operating activities for the quarter totaled $2.4 million compared to $5.3 million provided in the prior year quarter. The $7.7 million decline is the result of an increase in working capital levels related to inventory increases in the third quarter 2017 in anticipation of a stronger revenue outlook for the fourth quarter 2017 compared to the fourth quarter 2016.

1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: EBITDA, Adjusted EBITDA, and net loss excluding the prior year impairment charge.

•
Third quarter new orders were $145.5 million, a 31.3% increase from the prior year quarter, due to a 97.1% increase in Tubular and a 44.5% increase in Rail. This was partially offset by an 11.1% reduction in Construction.

•
The Company’s income tax benefit for the third quarter was $0.2 million, primarily related to changes in the estimated annual effective tax rate resulting from the realization of a portion of U.S. deferred tax assets previously offset by a valuation allowance.

•	Other income included $1.0 million gain from the sale of certain Tubular and Rail assets.

•
Total debt increased by $0.3 million, or 0.2%, in the third quarter to $138.3 million as compared to June 30, 2017. Increased fourth quarter working capital requirements contributed to the current quarter increase.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, “The Company's third quarter results reflect the actions we have taken to improve profitability along with improving market conditions. Net sales of $131.5 million and an ending backlog of $189.6 million for the third quarter are the result of strong new orders driven by recovering rail and energy markets as well as significant wins across a number of product divisions. The U.S. energy markets continued to improve, and our actions to restore profitability in the Tubular and Energy Services segment led to a substantial improvement in segment gross profit in the third quarter. Selling and administrative expenses as a percent of sales were well below prior year levels, helping drive a $5.8 million improvement in third quarter Adjusted EBITDA."

Mr. Bauer added, "We have made significant improvements in strengthening our balance sheet as operating cash flow improved $15.6 million for the first nine months of 2017 compared to the prior period. We reduced our debt by $21.3 million during the last nine months. Operating cash flow of $27.5 million for the first nine months of the year is a substantial improvement over the prior year."

Nine Month Results

•
Net sales for the first nine months of 2017 of $395.1 million increased by $18.1 million, or 4.8%, compared to the prior year period due to a 13.8% increase in Construction sales and a 5.0% increase in Tubular sales, partially offset by a 0.4% decline in Rail sales.

•
Gross profit margin was 19.1%, 10 basis points higher than the prior year period. The increase was from the Tubular segment, partially offset by reductions in the Rail and Construction segments. Year to date Tubular gross profit margins were favorable in each division within the segment.

•
Net income for the first nine months of 2017 was $3.8 million, or $0.37 per diluted share, compared to a net loss of $100.8 million, or $9.82 per diluted share, last year. Excluding the prior year impairment charge of $96.8 million net of tax, the net loss would have been $4.0 million or $0.39 per diluted share.

•	Adjusted EBITDA for the first nine months of 2017 was $25.6 million compared to $15.6 million in the first nine months of 2016.

•
Selling and administrative expense decreased by $5.9 million, or 9.0%. The decrease was primarily comprised of personnel-related costs of $4.1 million and $1.4 million in lower litigation costs for the UPRR matter.

•
Amortization expense was $5.2 million for the first nine months ended September 30, 2017, compared to $7.8 million in the prior year period. The reduction was primarily due to the 2016 impairment of definite-lived intangible assets.

•	Interest expense was $6.3 million in the first nine months of 2017, compared to $4.3 million in the prior year period. The increase was attributable to an increase in interest rates.

•	Net cash provided by operating activities for the nine months ended September 30, 2017 totaled $27.5 million compared to $11.9 million in the prior year period, a $15.6 million improvement.

•
New orders were $436.7 million for the first nine months of 2017, an 18.4% increase from the prior year period, due to a 47.6% increase in Tubular and a 28.9% increase in Rail which were partially offset by an 8.7% reduction in Construction orders.

•
The Company’s income tax expense for the first nine months of 2017 was $0.7 million. The Company's estimated annual effective tax rate was primarily related to income taxes in foreign jurisdictions, but partially offset by a benefit from the realization of a portion of U.S. deferred tax assets previously offset by a valuation allowance.

•	Total debt was reduced by $21.3 million, or 13.3%, to $138.3 million as of September 30, 2017, as compared to total debt as of December 31, 2016.

2017 Fourth Quarter Outlook
Overall market conditions are expected to remain favorable across our business segments in the fourth quarter, particularly within the energy markets we serve. Additionally, the strength of our new orders and backlog within our Rail and Tubular segments continue to indicate recovery in these markets. Based on our current backlog levels, the Company expects fourth quarter 2017 revenues to range between $135.0 million and $142.0 million. Further, with expenses remaining at current levels, we anticipate that fourth quarter EBITDA will be in a range between $9.5 million and $11.5 million. Full year revenues are expected to range between $530.0 million and $537.0 million, with full year EBITDA estimated to be between $35.0 million and $37.0 million.

The Company also expects net debt at December 31, 2017 to be in the range of $90.0 million to $100.0 million which will result in a net debt to EBITDA ratio below 3.0x.

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2017 operating results on Tuesday, November 7, 2017 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 877-407-0784 (U.S. & Canada) or 201-689-8560 (International) and providing access code 13672428.

About L.B. Foster Company
L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release may concern, among other things, L.B. Foster Company’s (the “Company”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources and results of operations; the outcome of litigation and product warranty claims; decisions regarding our strategic growth initiatives, market position, and product development; all of which are based on current estimates that involve inherent risks and uncertainties. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: environmental matters, including any costs associated with any remediation and monitoring; a resumption of the economic slowdown we have experienced in the previous two years in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of materials from our major suppliers as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers' concerns about conflict minerals; labor disputes; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact these amounts; foreign currency fluctuations; inflation; domestic and foreign government regulations; economic conditions and regulatory changes caused by the United Kingdom’s pending exit from the European Union; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; the loss of future revenues from current customers; and risks inherent in litigation. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K and our other periodic filings with the Securities and Exchange Commission.

Investor Relations:
Judith Balog
(412) 928-3417
investors@lbfoster.com

L.B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Sales of goods	$103,058	$100,293	$318,414	$326,278
Sales of services	28,434	14,351	76,640	50,670
Total net sales	131,492	114,644	395,054	376,948
Cost of goods sold	82,460	81,674	256,152	260,705
Cost of services sold	22,667	13,167	63,549	44,667
Total cost of sales	105,127	94,841	319,701	305,372
Gross profit	26,365	19,803	75,353	71,576
Selling and administrative expenses	20,218	19,807	60,023	65,941
Amortization expense	1,764	1,763	5,218	7,818
Asset impairments	—	6,946	—	135,884
Interest expense	2,026	1,520	6,315	4,342
Interest income	(56)	(50)	(166)	(157)
Equity in (income) loss of nonconsolidated investments	(50)	263	5	946
Other income	(551)	(1,085)	(564)	(263)
	23,351	29,164	70,831	214,511
Income (loss) before income taxes	3,014	(9,361)	4,522	(142,935)
Income tax (benefit) expense	(208)	(3,379)	698	(42,125)
Net income (loss)	$3,222	$(5,982)	$3,824	$(100,810)
Basic earnings (loss) per common share	$0.31	$(0.58)	$0.37	$(9.82)
Diluted earnings (loss) per common share	$0.31	$(0.58)	$0.37	$(9.82)
Dividends paid per common share	$—	$0.04	$—	$0.12
Average number of common shares outstanding — Basic	10,341	10,296	10,332	10,264
Average number of common shares outstanding — Diluted	10,479	10,296	10,435	10,264

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,008	$30,363
Accounts receivable - net	79,324	66,632
Inventories - net	104,035	83,243
Prepaid income tax	1,048	14,166
Other current assets	9,986	5,200
Total current assets	229,401	199,604
Property, plant, and equipment - net	98,536	103,973
Other assets:
Goodwill	19,699	18,932
Other intangibles - net	59,135	63,519
Investments	151	4,031
Other assets	2,242	2,964
Total assets	$409,164	$393,023
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$59,825	$37,744
Deferred revenue	11,038	7,597
Accrued payroll and employee benefits	10,353	7,497
Accrued warranty	9,614	10,154
Current maturities of long-term debt	9,887	10,386
Other accrued liabilities	8,452	8,953
Total current liabilities	109,169	82,331
Long-term debt	128,398	149,179
Deferred tax liabilities	11,044	11,371
Other long-term liabilities	16,734	16,891
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	44,423	44,098
Retained earnings	137,492	133,667
Treasury stock	(18,662)	(19,336)
Accumulated other comprehensive loss	(19,545)	(25,289)
Total stockholders' equity	143,819	133,251
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$409,164	$393,023

Non-GAAP Disclosures

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and EBITDA that is adjusted for asset impairments ("Adjusted EBITDA") which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors in order to provide a more complete understanding of the ongoing operations of the Company’s business. Similarly, Adjusted EBITDA displays the performance of the Company without the impact of asset impairments in order to enhance investors' understanding of our day to day operations. In addition, management believes that these non-GAAP financial measures are useful to investors in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis. Additionally, EBITDA is a financial measurement that management and the Board of Directors use in the determination of certain compensation programs. Adjusted diluted earnings (loss) per share amounts in this earnings release exclude asset impairment charges and are non-GAAP measures used for management reporting purposes. Management believes that these measures provide useful information to investors because they will assist investors in evaluating earnings performance on a comparable year-over-year basis.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA, and adjusted earnings (loss) per share are presented below (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Adjusted EBITDA Reconciliation
Net income (loss), as reported	$3,222	$(5,982)	$3,824	$(100,810)
Interest expense, net	1,970	1,470	6,149	4,185
Income tax (benefit) expense	(208)	(3,379)	698	(42,125)
Depreciation expense	3,178	3,295	9,705	10,620
Amortization expense	1,764	1,763	5,218	7,818
Total EBITDA	$9,926	$(2,833)	$25,594	$(120,312)
Asset impairments	—	6,946	—	135,884
Adjusted EBITDA	$9,926	$4,113	$25,594	$15,572

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Adjusted Diluted Earnings (Loss) Per Share Reconciliation
Net income (loss), as reported	$3,222	$(5,982)	$3,824	$(100,810)
Asset impairments, net of tax benefits of $1,000 and $39,038	—	5,946	—	96,846
Adjusted net income (loss)	$3,222	$(36)	$3,824	$(3,964)
Average number of common shares outstanding - Diluted	10,479	10,296	10,435	10,264
Diluted earnings (loss) per common share, as reported	$0.31	$(0.58)	$0.37	$(9.82)
Diluted earnings (loss) per common share, as adjusted	$0.31	$(0.00)	$0.37	$(0.39)